Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218682 and 333-145969 on Form S-8 of our reports dated February 26, 2020, relating to the consolidated financial statements and financial statement schedule of Viad Corp and subsidiaries, and the effectiveness of Viad Corp and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
February 26, 2020